Exhibit 1 (a)(iii)

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THIS DOCUMENT IS A PRELIMINARY DRAFT SUBJECT TO CHANGES AND COMPLETION. IT WAS FILED WITH THE CVM FOR THE EXCLUSIVE PURPOSE OF ANALYSIS AND REQUIREMENTS BY SUCH COMMISSION. THIS DOCUMENT, THEREFORE, IS NOT AN INVITATION TO BID AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF OFFERS TO SELL, SECURITIES IN BRAZIL, THE UNITED STATES OF AMERICA OR IN ANY OTHER JURISDICTION. ANY SUCH INVITATION, OFFER OR SOLICITATION WILL OCCUR ONLY THROUGH A DEFINITIVE NOTICE OF PUBLIC TENDER OFFER. INVESTORS AND POTENTIAL INVESTORS IN CPFL ENERGIA S.A. SHOULD NOT MAKE ANY INVESTMENT DECISION BASED ON THE INFORMATION INCLUDED IN THIS DRAFT.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares (as defined below) or ADSs (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares and/or ADSs in any such jurisdiction.

Holders of Shares or ADSs in the United States should read the Important Notice to United States Holders on the immediately following page.

NOTICE OF PUBLIC TENDER OFFER FOR THE ACQUISITION

OF COMMON SHARES ISSUED BY

[CPFL Energia’s Logo]

CPFL Energia S.A.

CNPJ/MF: 02.429.144/0001-93

NIRE: 35.300.186.133

ISIN Code: BRCPFEACNOR0

Common Shares: CPFE3

ON ACCOUNT AND AT THE ORDER OF

State Grid Brazil Power Participações S.A.

CNPJ/MF: 26.002.119/0001-97

INTERMEDIATED AND ADVISED BY

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[Santander’s Logo]	[BofA Merrill Lynch’s Logo]

This Notice is a free translation to English, prepared only for the convenience of the reader, of the Edital published in the Federative Republic of Brazil in the Portuguese language. The original Portuguese version shall prevail in case of any discrepancy with this free translation to English.

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IMPORTANT NOTICE TO UNITED STATES HOLDERS:

The Offer described in this Notice (as defined below) is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Exchange Act and is for the securities of a company organized under the laws of the Federative Republic of Brazil. U.S. holders of Shares (as defined below) and/or ADSs (as defined below) should be aware that the Offer is subject to disclosure and procedural requirements of the Federative Republic of Brazil that are different from those of the United States. Financial information included in this document was extracted from financial statements prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements of United States companies.

None of the U.S. Securities and Exchange Commission, or any state securities commission, has: approved or disapproved the Offer; passed upon the merits or fairness of the Offer; or passed upon the adequacy or accuracy of the information contained in this document.

Holders of Shares and/or ADSs should be aware that, prior to and/or during the period of the Offer, the Offeror (as defined below) and/or its affiliates, directly or indirectly, may bid for or make purchases of or make arrangements to purchase Shares, or related securities, in each case as permitted by applicable law and regulation in Brazil. State Grid Brazil (as defined below) will announce any such bids for, purchases of, or arrangements to purchase Shares or related securities outside the Offer that are made prior to the expiration of the Offer by causing CPFL Energia S.A. to publish notice thereof by material fact in Brazil and by causing CPFL Energia S.A. to publish comparable disclosure thereof in the United States on Form 6-K.

Holders of Shares and/or ADSs in the United States should be aware that the disposition of their Shares and/or ADSs may have tax consequences both in the United States and in the Federative Republic of Brazil. Such consequences for holders who are resident in, or citizens of, the United States are not fully described fully herein and such holders are encouraged to consult their tax advisors.

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BANCO SANTANDER (BRASIL) S.A., a financial institution with headquarters in the City of São Paulo, State of São Paulo, at Avenida Presidente Juscelino Kubitschek, nº 2.041 and 2.235 (Bloco A), enrolled with the Taxpayer Identification Number (“CNPJ/MF”) under No. 90.400.888/0001-42, as the leading intermediary institution (“Santander”) and BANK OF AMERICA MERRILL LYNCH BANCO MÚLTIPLO S.A., a financial institution with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, nº 3.400, 18th floor, enrolled with the CNPJ/MF under number 62.073.200/0001-21 (“BofA Merrill Lynch” and, together with Santander, “Intermediary Institutions”), on account and at the order of STATE GRID BRAZIL POWER PARTICIPAÇÕES S.A., a privately held company with headquarters in the City of São Paulo, State of São Paulo, at Avenida Paulista, nº 726, conj. 1207, room 04, enrolled with the CNPJ/MF under No. 26.002.119/0001-97 (“State Grid Brazil” or the “Offeror”), a subsidiary of STATE GRID INTERNATIONAL DEVELOPMENT LIMITED., a corporation dully incorporated under the laws of Hong Kong with headquarters in Suite 1304, 13F Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong (“State Grid”), hereby announces to the shareholders that own issued and outstanding common shares, including common shares represented by American Depositary Shares (“ADSs”), issued by CPFL ENERGIA S.A. (collectively, “Shares”), a public corporation with headquarters in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, nº 1.510, 14th floor, conj. 02, enrolled with the CNPJ/MF under No. 02.429.144/0001-93, with its corporate acts registered with the São Paulo Board of Trade under NIRE nº 35.300.186.133 (“Company” or “CPFL”), the public tender offer to acquire up to all the Shares (the “Offer” or the “Tender Offer”), considering the transfer of control of the Company, according to article 254-A of Law No. 6,404, dated as of December 15, 1976, as amended (“Law 6,404”), under the provisions set forth in this Notice of Public Tender Offer for the Acquisition of Common Shares issued by CPFL Energia S.A. (“Notice”), according to (i) Law No. 6,385, dated as of December 7, 1976, as amended (“Law 6,385”), (ii) Law 6,404, (iii) the Company’s by-laws, and (iv) the Novo Mercado Listing Rules of B3 S.A. – Brasil, Bolsa, Balcão (“B3” and “Novo Mercado Rules”), and subject to the rules of CVM Instruction No. 361, dated as of March 5, 2002, as amended (“CVM Instruction 361”), pursuant to the following terms and conditions.

1.	OFFER

1.1	Notice Information: This Notice was prepared with information provided by the Offeror (unless where stated expressly otherwise) in order to comply with CVM Instruction 361, providing the shareholders of the Company with elements deemed necessary to take an informed and independent decision regarding the acceptance of the Offer.

1.2	Background: On July 1, 2016, as disclosed by CPFL, pursuant to a material fact on such date, one of its then-controlling shareholders, Camargo Corrêa S.A. (“CCSA”), received a proposal from State Grid for the acquisition of the totality of the shares of CPFL held directly or indirectly by CCSA that were bound to CPFL’s shareholders’ agreement dated as of March 22, 2002, as amended (“Shareholders’ Agreement”).

In this regard, CCSA and State Grid entered into a binding Letter Agreement in respect of the potential acquisition, by one or more State Grid affiliates incorporated under the

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laws of Brazil, of two hundred and thirty-four million, eighty-six thousand, two hundred and four (234,086,204) shares issued by CPFL and owned by CCSA’s subsidiary, ESC Energia SA (“ESC”), that were bound to the Shareholders’ Agreement (“ESC Shares”), representing, approximately, 23% (twenty-three percent) of CPFL’s capital stock.

As disclosed by a material fact issued by CPFL on September 2, 2016, CCSA, ESC, State Grid and State Grid Brazil executed a Share Purchase Agreement (“SPA”) on September 2, 2016, the terms and conditions of which provide for: (i) the direct or indirect sale (through the sale of shares representing 100% (one hundred percent) of ESC’s capital stock) of the ESC Shares, for the acquisition price of twenty five Reais (R$25.00) per share of CPFL (“Original Price per Share”); and (ii) the direct sale, also at the Original Price per Share, of five million, eight hundred and sixty-nine thousand, eight hundred and seventy-six (5,869,876) shares issued by CPFL and held directly by CCSA, that were received as share dividends (bonificação em ações) on the shares bound to the Shareholders’ Agreement, representing, approximately, 0.58% (fifty eight hundredths percent) of the capital stock of CPFL (“CCSA Shares”). Also on September 2, 2016, State Grid announced its intention to commence this Offer, assuming that the transaction closing ultimately occurred with respect to a sufficient number of CPFL shares.

Under the terms of the SPA, the Original Price per Share was subject to the following adjustments: (i) the sum of approximately R$0.001879503 (corresponding to 80% (eighty percent) of the consolidated net profit per share of CPFL for the fiscal year ended December 31, 2015 divided by 366) per day, from and including January 1, 2016 to and including the closing date of the Transaction (as defined below); and (ii) the subtraction of any amount per share distributed by CPFL to its shareholders as dividends or other cash distributions (or declared by CPFL to its shareholders) on or after January 1, 2016 and prior to the closing of the Transaction (except for the cash dividend declared on April 29, 2016).

The SPA also set forth certain conditions precedent to the completion of the Transaction, among which were obtaining necessary approvals from the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) (“CADE”) and from the National Electric Energy Agency (Agência Nacional de Energia Elétrica) (“ANEEL”). In accordance with the provisions of the Shareholders’ Agreement, following the execution of the SPA, CPFL’s shareholders that were parties to the Shareholders’ Agreement were entitled to exercise either (a) their right of first refusal to acquire all of the shares subject to the Transaction that were bound to the Shareholders’ Agreement; or (b) their tag along right to sell alongside CCSA and CCSA’s relevant subsidiaries, all of the shares issued by CPFL held by them that were bound to the Shareholders’ Agreement, as well as the share dividends received on such CPFL’s shares as from January 1st, 2016, at the same per share price, and subject to the same conditions offered to CCSA.

On September 22, 2016, CPFL disclosed a material fact informing that the decision of the CADE General Superintendent (Superintendente Geral do CADE) was published in the Official Gazette of the Brazilian Government, approving, without restriction, Concentration Act No. 08700.006319/2016-39, authorizing the Transaction and the public tender offer, under the terms described above.

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On September 23 and 28, 2016, CPFL disclosed material facts informing that the tag along rights had been exercised by the Bank of Brazil Employees’ Pension Fund (Caixa de Previdência dos Funcionários do Banco do Brasil – Previ) (“Previ”) and by Energia São Paulo Fundo de Investimento em Ações (“Energia SP”), along with Energia SP’s respective investors: Fundação CESP, Fundação Sistel de Seguridade Social, Fundação Petrobras de Seguridade Social – PETROS and Fundação SABESP de Seguridade Social — SABESPREV (the investors of Energia SP, the “Bonaire Shareholders”, and, together with CCSA and its relevant subsidiaries and Previ, the “Selling Shareholders”), to sell, alongside CCSA and/or its relevant subsidiaries, all of their shares bound to the Shareholders’ Agreement, as well as the share dividends received on such CPFL’s shares as from January 1, 2016 (the shares to be sold by Previ and by the Bonaire Shareholders, together with the CCSA Shares and ESC Shares, “Sold Shares”). On October 6, 2016 and October 13, 2016, respectively, Previ and the Bonaire Shareholders acceded to the SPA in the position of sellers (the sale of the Sold Shares by the Selling Shareholders, the “Transaction”).

On November 23, 2016, CPFL disclosed in a material fact that, on such date, the request for Agência Nacional de Energia Elétrica (the Brazilian National Electric Energy Agency) (“ANEEL”) to approve the transfer of the shares issued by CPFL and held by the Selling Shareholders to State Grid Brazil (“ANEEL’s Approval”) was filed. On December 13, 2016, CPFL disclosed in a material fact that the last condition precedent to the closing of the Transaction, ANEEL’s Approval, had been satisfied. Additionally, in order to ensure that the Offeror would be able to timely make the necessary funding arrangement to conduct punctual payment, the Selling Shareholders and the Offeror agreed to close the Transaction on January 23, 2017.

Accordingly, on January 23, 2017, as disclosed by CPFL in a material fact dated that same date, the Transaction was closed on such date and, as a result, State Grid Brazil acquired from the Selling Shareholders, directly and indirectly, five hundred million, one hundred and sixty four thousand and eight hundred and seventeen (556,164,817) common shares issued by CPFL, representing, approximately, 54.64% (fifty four point sixty four percent) of its voting and total capital stock, at a price, after the adjustments described above, of R$25.51 (twenty five Reais and fifty one cents) per share (“Price per Share of the Transaction”), totaling approximately R$14.19 billion. The Price per Share of the Transaction was paid in cash, in Brazilian currency, on the closing date.

For the avoidance of doubt, the ESC Shares were acquired indirectly by State Grid Brazil by means of the acquisition of shares representing 100% (one hundred percent) of the capital stock of ESC. The implicit value paid for each share of CPFL held by ESC corresponded to the Price per Share of the Transaction, given that: (a) ESC was the record and beneficial owner of 234,086,204 common shares issued by CPFL; (b) State Grid Brazil paid for the shares representing 100% (one hundred percent) of ESCs capital stock the Price per Share of the Transaction times 234,086,204; and (c) on the closing date, ESC had no other relevant assets or liabilities other than the shares of CPFL.

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Additionally, pursuant to the material fact of February 16, 2017, CPFL disclosed: (a) State Grid Brazil’s intention to cancel CPFL’s registration as a class “A” issuer in Brazil upon its conversion to class “B” issuer (“Class Conversion”), to delist the Company from the B3’s special segment for securities trading called Novo Mercado (“Novo Mercado”) and, on a yet-to-be-established timetable, to cause the ADS deposit agreement to be terminated and to cause CPFL to delist from the New York Stock Exchange and deregister as a public company in the United States; and (b) that State Grid Brazil reserves the right to withdraw the Class Conversion and the Novo Mercado delisting in case the price to be offered in the mandatory tender offer required as a result of the change of control of the Company was lower than the fair market value of the shares of the Company, determined by Appraisal Report (as defined below), in accordance with applicable regulation. On February 23, 2017, CPFL disclosed a material fact informing that the Offeror had filed the tender offer documents with the CVM.

Also on February 23, 2017, a Board of Directors’ meeting of CPFL was held and a list of the following first tier financial institutions was approved: (i) Banco de Investimentos Credit Suisse (Brasil) S.A.; (ii) BNP Paribas Brasil S.A.; and (iii) Deutsche Bank S.A. – Banco Alemão. The names of these financial institutions, which specialize in the economic valuation of public companies were submitted to the shareholders’ meeting of the Company in order for the holders of outstanding shares (as defined in the applicable regulations) of the Company to appoint the financial institution responsible for preparing the independent valuation report of the economic value of the shares issued by the Company (“Appraisal Report”), for the purposes of the Class Conversion and the Novo Mercado delisting, in accordance with Law 6,404, CVM Instruction 361 and the Novo Mercado Rules.

On March 27, 2017, the following matters were approved by the Company’s shareholders meeting: (i) appointment of Banco de Investimentos Credit Suisse (Brasil) S.A. (“Appraiser”), to prepare the Appraisal Report; (ii) Class Conversion of the Company, subject to reaching the required 2/3 acceptance quorum; and (iii) Novo Mercado delisting of the Company, which would occur independently of the Class Conversion.

On July 07, 2017, the Company disclosed a material fact informing that State Grid Brazil would solely proceed with the mandatory tender offer resulting from the direct transfer of control of the Company, pursuant to article 254-A of Law 6,404.

On [●], 2017 CVM granted an authorization to State Grid Brazil to launch the Offer pursuant to the terms and conditions provided herein. [Souza Cescon: Information to be set after the CVM’s greenlight]

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1.3	Reasons for the Offer and Legal, Regulatory and Corporate Basis: As a result of the sale, by the Selling Shareholders of a controlling interest in the Company, the Offeror is required, pursuant to article 254-A of Law 6,404, article 29 of CVM Instruction 361, chapter VIII of the Novo Mercado Rules and chapter VIII of the Company’s bylaws, to launch a transfer of control tender offer to acquire all other common shares issued by the Company.

1.4	Registration and Authorization of the Offer and Authorization of the Auction: The Offer, under the terms in which it is structured, was approved by and registered with the CVM, on [●] [●], 2017, under No. [●]. B3 authorized the Auction for the Offer in its trading system, on [●] [●], 2017. [Souza Cescon: Information to be set after the CVM’s greenlight]

1.5	Shares Subject to the Offer: The Offeror, represented in the Auction (as defined in item 3.1 hereafter) by Santander Corretora de Câmbio e Valores Mobiliários S.A., is willing to acquire the totality of the common shares issued by the Company that are not owned either by the Offeror or by the Offeror’s wholly-owned subsidiary ESC (“Shares Subject to the Offer”), which corresponds, on the date of the present Notice, to 461,749,929 common shares, representing approximately 45.36 % of the issued share capital of the Company. Except for ESC, related parties to the Offeror (as defined by the article 3rd, VI, of CVM Instruction 361), will be allowed to sell their shares issued by the Company, and such shares will be considered Shares Subject to the Offer.

1.6	No Restriction over Shares: The Shares Subject to the Offer, in order to be acquired in accordance with this Offer, must be free and clear of any in rem guarantee, lien, charge, usufruct or other encumbrance to their free circulation or transfer that can prevent immediate exercise by the Offeror of the full ownership rights over the Shares, the political rights or rights of any other nature attaching to the Shares, in full compliance with the trading regulations of the BOVESPA Segment Operational Regulation (Regulamento de Operações do Segmento Bovespa) and of the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and B3’s Central Securities Depository (Central Depositária de Ativos da B3) (“Central Depository of B3”).

1.7	Validity: This Tender Offer is valid for a period of thirty (30) days, starting on [●] [●], 2017, date of publication of this Notice, and ending on [●], [●], 2017, the date set forth in this Notice for the Auction, unless the CVM determines or authorizes a different period of time for the Auction, in which case such different period will be widely disclosed to the market by means of a request for the Company to publish a material fact.

1.8

Consequences of Acceptance: Upon accepting this Offer, in accordance with Section 3 of this Notice, each Shareholder agrees to dispose of and effectively transfer the ownership of the Shares held by it, including all rights inherent to the Shares, free and clear of any judicial or extrajudicial liens or encumbrances, including preemptive rights or priority of acquisition of the Shares Subject to the Offer by any third party, against

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payment of the Purchase Price, in full compliance with the securities trading regulations of the Operational Procedures of the BOVESPA Segment Operational Regulation (Regulamento de Operações do Segmento Bovespa) and of the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and the Central Depository of B3.

1.9	Change or Revocation of the Offer: The Offer is irrevocable as of the date of publication of this Notice. However, the Offeror may request the CVM, pursuant to the provisions of article 5, § 2nd, III, of CVM Instruction 361, for authorization to modify or revoke the Offer: (a) upon the occurrence of a substantial superseding and unforeseeable change in the circumstances existing on this date, causing a material increase in the risks borne by the Offeror; and (b) provided that the Offeror proves that the actions and transaction that have triggered the obligation to perform the Tender Offer will be ineffective if the revocation is approved, under the terms of this item 1.9. In this case, the Offeror may modify or withdraw the Tender Offer, if previously and expressly authorized by the CVM.

1.9.1	Any modification to the Tender Offer following the publication of this Notice will require prior and express approval by the CVM, except if such modification causes or results in an improvement of the Tender Offer for the benefit of the holders of the Shares Subject to the Offer.

1.9.2	If the Offeror elects to voluntarily modify the Tender Offer, it shall (a) request that the Company discloses a material fact, which shall identify and describe such changes (approved by the CVM or not, as the case may be) and, if necessary, inform the remaining period of validity of the Tender Offer and the date on which the new Auction will take place, such new date shall comply with item 1.9.3 below; and (b) publish an amendment to the Notice, in accordance with CVM Instruction 361.

1.9.3	The new date for the Auction, when applicable, shall comply with the following deadlines: (a) if the modification of the Tender Offer results from an increase in the price, the Auction shall be carried out after at least ten (10) days from the publication of the amendment to the Notice, in any other case, the Auction will be held after at least twenty (20) days from the publication of the amendment, and the Auction Date may be maintained if such deadlines are respected; and (b) within a maximum period of thirty (30) days from the publication of the amendment or forty-five (45) days from the publication of the Notice (i.e., [●] from [●] [●], 2017), whichever occurs last. [Souza Cescon: Information to be set after the CVM’s greenlight]

1.10	Opinion of the Company’s Board of Directors: Under the terms of item 4.8 of the Novo Mercado Rules, the Circular Letter 020/2013-DP issued by B3 (Ofício Circular 020/2013-DP), the Company’s Board of Directors will prepare and disclose, within fifteen (15) days, a substantiated opinion regarding the terms and condition of the Offer.

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2.	OFFER PRICE

2.1.	Offer Price: The price to be paid per common share is R$ 25.51 (twenty five reais and fifty one cents) (“Purchase Price”), to be adjusted as per item 2.2 below. Pursuant to article 254-A of Law 6,404 and item 8.1 of Novo Mercado Rules, the Offeror is required to launch this Offer to acquire up to the total of the Shares Subject to the Offer, at a price at least equal to 100% (one hundred percent) of the amount paid to the Selling Shareholders, former controlling shareholders of the Company.

2.1.1.	Trading with the Shares Subject to the Offer: Pursuant to article 15-A of CVM Instruction 361, the Offeror declares herein that, except for the Transaction, no transactions were made by or on behalf of the Offeror with the Shares Subject to the Offer between September 02, 2016 and the date of publication of this Notice.

2.2.	Purchase Price Adjustment: The Purchase Price will be adjusted by the Selic Rate (Taxa Referencial do Sistema Especial de Liquidação e Custódia) (“Selic Rate”) variation, calculated on a pro rata temporis basis, from the closing of the Transaction, January 23, 2017 (exclusive), until the Settlement Date (as defined in item 4.5 below) (inclusive). For the period between up to three (3) business days prior to the Auction Date to the Settlement Date, the adjustments will be calculated based on the most recent Selic Rate available, and the price informed to B3 will be final.

2.2.1	Selic Rate Extinction: In the event of extinction or non-disclosure of the Selic Rate for more than thirty (30) days, the replacement index will be applied. In the absence of such index, the average Selic Rate of the twelve (12) months previously disclosed will be applied.

2.2.2.	Adjustments for Dividends and Interest in Shareholders Equity: In the event that, between January 23, 2017 and the Auction Date, the Company declares any dividends or interest on shareholders’ equity (juros sobre capital próprio), the shareholders that are registered as owners or beneficial owners of the common shares issued by the Company on the date of such declaration will be entitled to such dividends or interest on shareholders’ equity. Hence, the Purchase Price will be reduced by the amount of dividends or interest on shareholders’ equity declared by the Company until the Auction Date.

2.2.3.	Adjustment for Changes in the Number of Shares Subject to the Offer: In case CPFL’s capital stock is altered from the date of this Notice and until the Auction Date due to stock splits, reverse stock splits, share dividends and/or other similar corporate transactions carried out by the Company, the Purchase Price shall be adjusted in accordance with the resulting number of Shares following such alteration of the capital stock.

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2.2.4.	Rounding: If the Purchase Price, after the adjustments provided for in this Notice, results in an amount with more than two (2) decimal places, the decimal places from the third (including) onwards will be disregarded, without any rounding.

2.2.5.	Publication of Material Fact Regarding Changes to the Purchase Price: In the occurrence of any of the items above, the Offeror shall cause the Company to publish a material fact regarding any adjustments to the Purchase Price, informing the new Purchase Price, with two (2) decimal digits, to the market and to the Officer of Operations of B3, up to one (1) business day prior to the Auction Date.

2.2.6.	Payment of Purchase Price: The Purchase Price shall be paid in cash to the shareholders that accepted the Offer in Brazilian currency and in accordance with the procedures of the BOVESPA Segment Chamber of Compensation and Settlement of B3, on the Settlement Date (as defined in item 4.5 below).

2.2.7.	Information to B3: The Offeror will, by means of a written notice, inform the Officer of Operations of B3, at least three (3) business days prior to the Auction Date, of the final Purchase Price for the Auction, duly adjusted and with two (2) decimal digits.

2.3.	The Offeror, by means of this Notice, informs the shareholders that the Purchase Price is the maximum price that the Offeror is willing to pay for each Share Subject to the Offer. Therefore, the Purchase Price must not be increased by the Offeror during the Offer, except for purposes of Section 2.2 and item 4.2 of this Form of Notice.

3.	OFFER PROCEDURE

3.1.	Qualification for the Auction: The Offer will be carried out through an auction conducted in the electronic trading system of the Bovespa segment of B3 (“Auction”). The holders of Shares Subject to the Offer that wish to participate in the Auction must qualify to do so, from [●], 2017 (the date of publication of this Notice) until [6:00 p.m.] (Brasília time) on [●], 2017 (the last business day before the Auction Date, as defined below) (“Qualification Period”), with any brokerage firm authorized to operate in the B3 (“Brokerage Firms”), to represent the shareholder at the Auction, according to the periods and procedures established by the items below. In order to proceed with the qualification to the Auction, the holders of the Shares Subject to the Offer must comply with the timelines and procedures required by the Brokerage Firms for such qualification. [Souza Cescon: Information to be set after the CVM’s greenlight]

3.1.1.

Preliminary Procedures: The holders of the Shares Subject to the Offer that intend to qualify for the Auction with any of the Brokerage Firms must have an account previously open at a Brokerage Firm, in order to comply with the time period provided in item 3.1 above. In case the holder of the Shares Subject to the Offer does not have an account open with one of the Brokerage Firms, such

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holder must open an account in a timely manner to comply with item 3.1 above, subject to specific procedures of each Brokerage Firm, as well as the requirements established by the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and by the Central Depository of B3.

3.2.	Documents Necessary to Qualification. In order to qualify for the Auction, a holder of Shares Subject to the Offer must (i) have an account previously open at a Brokerage Firm or arrange for the opening of an account in a timely manner to comply with the deadline mentioned in Section 3.1 above, subject to specific procedures of each Brokerage Firm; and (ii) consult the Brokerage Firm regarding the necessary documents for the qualification for the Tender Offer. It is recommended that such holder of Shares Subject to the Offer presents him/her/itself in person or by proxy at the Brokerage Firm, with the respective register updated or with certified copies of the documents indicated below, as the case may be, provided that for purposes of registry information, additional information and/or documents may be requested, at the discretion of each Brokerage Firm:

a) Individual: certified copy of the taxpayer enrollment card (“CPF/MF”), of the identity card and of the proof of residence. Representatives of minors, people declared incompetent to manage their own affairs and holders of the Shares Subject to the Offer represented by proxies must present the documentation granting powers of representation and certified copies of the CPF/MF and of the identity card of the representative. Representatives of minors and people declared incompetent to manage their own affairs must also present their respective judicial authorization;

b) Legal Entities: certified copy of the most recent consolidated By-Laws or articles of association, as applicable, CNPJ/MF enrollment card, documentation granting powers of representation and certified copies of the CPF/MF, identity card and proof of residence of its representatives. Shareholders resident abroad may be required to present other representation documents;

c) 4,373 Investor: shareholders that have invested in the common shares issued by the Company through the mechanism established by Resolution 4,373 of the Brazilian Monetary Council (“CMN”), dated September 29, 2014 (“Resolution 4,373”), which revoked and substituted the Resolution CMN No. 2,689, dated as of January 26, 2000 (“4,373 Investors”), must present to their Brokerage Firm, before the Auction Date, a document attesting its registration with CVM and with the Brazilian Central Bank (in the latter case, the so called RDE-Portfolio number) as well as an excerpt of custody attesting to the number of Shares it holds and, as applicable, the number of Shares that it will sell at the Auction. In case the 4,373 Investor is a foreign individual, it must present, apart from the abovementioned documentation, a certified copy of its registration number with the CPF/MF. The 4,373 Investor is the sole responsible for consulting with its legal advisors, representatives and/or custodian agents in relation to all tax matters of its participation in the Auction (previously to the qualification or acceptance of the Offer);

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d) 4,131 Investor: The 4,131 Investor must present to their accredited Brokerage Firm, before the Auction Date, in addition to the abovementioned documents: (i) a statement containing the number of Shares Subject to the Offer intended for sale on the Auction; (ii) authorization for the Company to register the transfer of Shares Subject to the Offer sold to the Offeror in the Electronic Declaratory Registry –Direct Foreign Investment (Registro Declaratório Eletrônico – Investimento Estrangeiro Direto - RDE-IED) of the Brazilian Central Bank, after the Settlement Date, including, in such authorization, the information and data necessary for such registration; (iii) power of attorney granting powers to the Intermediary Institutions to execute all documents and take all actions necessary to enable the foreign-exchange transactions; and (iv) the number of the Direct Foreigner Investment (IED) of the Brazilian Central Bank and proof of investment in the Company, by means of the screen of the Direct Foreigner Investment (IED) of the Brazilian Central Bank. The 4,131 Investors may be required to present documents that attest the representation powers of its legal representatives. The 4,131 Investor is solely responsible for consulting its legal advisors, representatives and/or custodian agents regarding all tax matters related to its participation in the Auction (previous to its qualification for the Auction or acceptance of the Offer); and

e) Universality of Rights (such as estates and investment funds): representative’s address, telephone, e-mail and certified copy of the documentation granting powers of representation necessary for such representative to manifest the will of the holder of the Shares Subject to the Offer for purposes of this Offer. The shareholder shall provide the applicable judicial authorizations (if necessary) and documentation granting powers of representation, in order to participate in the Auction and sell their shares, as well as certified copies of the CPF/MF and identity card.

3.2.1.	The Offeror, by means of this Notice, informs the holders of the Shares Subject to the Offer intending to qualify for the Auction that the proceedings related to the verification of documents and transfer of Shares Subject to the Offer described above are subject to internal rules and proceedings of the respective Brokerage Firms, of the custodian agents, representatives of the 4,373 Investors and of B3. The holder of the Shares Subject to the Offer that wishes to qualify for the Auction shall timely take all the measures described herein in order to do so.

3.3.	Shares Subject to the Offer Held in Custody of the Custodian Agent: holders of the Shares Subject to the Offer that wish to qualify for the Auction must take all measures necessary to, on the Auction Date, be qualified for the Auction by becoming accredited with any Brokerage Firm, under the terms of item 3.2 above, in order to allow the transfer of their shares held in custody on Banco do Brasil S.A., depositary institution of the Company’s shares (“Custodian Agent”) to the Central Depository of B3.

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3.4.	Compliance with Deadlines: Each holder of Shares Subject to the Offer shall take all the necessary measures so that (a) the deposit of all their Shares Subject to the Offer is timely made with the Central Depository of B3, in order to allow their qualification for the Auction, subject to the procedures of the Brokerage Firms and pursuant item 3.4.1 and item 3.5 below, and (b) the transfer of their Shares Subject to the Offer, from the Custodian Agent to the Central Depository of B3 occurs and is finalized by [6:00 pm] (Brasília time) on the business day immediately preceding the Auction. The holders of Shares Subject to the Offer must meet all requirements for trading the shares established in the BOVESPA Segment Operational Regulation.

3.4.1.	Loan/Lease of Shares Subject to the Offer: the shareholders holding Shares Subject to the Offer with positions as lessors in asset lending agreements that wish to participate in the Auction of this Offer must observe the following procedures:

(i)	Agreements with Early Settlement Clause: the lessor shareholder must request the settlement, through the BTCNET (Banco de Títulos) system, of the Shares Subject to the Offer by the lessee, until 7:00 p.m. (Brasília time) of D+3 of the request date, for requests made until 9:30 a.m. or until 7:00 p.m. (Brasília time) of D+4 of the request date, for requests made after 9:30 a.m.; and

(ii)	Agreements without Early Settlement Clause: the lessor shareholder must request the amendment of the agreement, through the BTCNET system, in order to change the field “Early Settlement Grantor” from “NO” to “YES”. The modification to the early settlement of the lending agreement is conditioned to the acceptance by the lessee. In case the agreement is amended, the same procedure established for the agreements with early settlement clause shall be observed (as set forth in item “(i)” above).

3.4.2.	In the cases mentioned in items “(i)” and “(ii)” of item 3.4.1 above, the lessor shareholder shall receive the Shares in their custody account in a timely manner to allow the transfer to the portfolio 7105-6, and to provide for all the other requirements established in this Notice for the conclusion of its qualification. In case of failure of the borrower in returning the Shares Subject to the Offer within the established deadline, B3’s usual procedures for handling asset loan/lease failures will be adopted.

3.5.	Forward Agreements of Shares Subject to the Offer: Shareholders with long positions on the forward market duly covered and that wish to participate in the Offer must observe the following procedures:

(i)	request the LPD (Liquidação por Diferença) of their positions on D-4 of the Auction Date and transfer such assets to the portfolio 7105-6;

(ii)	request the LPDE (Liquidação por Diferença Especial) of their positions on D-3 of the Auction Date and transfer such assets to the portfolio 7105-6; and

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(iii)	request the LA (Liquidação Antecipada) of their positions on D-2 of the Auction Date and transfer such assets to the portfolio 7105-6. Only the parties of the agreement covered with the respective shares shall be allowed to request the settlements.

3.6.	Non-Fulfillment of Qualification Requirements: In addition to Section 3.4 above, in the event that any of the documents referred to on Section 3 of this Notice, as the case may be, of a holder of Shares Subject to the Offer that wishes to participate in the Offer is not duly and timely delivered to the Intermediary Institutions, in a form satisfactory to the Intermediary Institutions at their sole discretion, within the Qualification Period, such holder of the Shares Subject to the Offer will be deemed as not qualified to participate in the Offer pursuant to the terms of this Notice and such holder of Shares Subject to the Offer shall not be entitled to receive any amounts under the Offer (“Non-Qualified Shareholder”). Such event will be informed by the Intermediary Institutions to the Brokerage Firms that represent such shareholders and to B3 before the Auction. In the event any Shares have already been transferred by the Non-Qualified Shareholder to the Offerors or to the Central Depository of B3, the Intermediary Institutions shall instruct the Central Depository of B3 to return such Shares to the respective account of the Non-Qualified Shareholder within five (5) business days counted from the end of the Qualification Period. Neither the Offeror nor the Intermediary Institutions, nor B3 shall be liable for any losses, claims, damages or liabilities arising out of or based upon the failure by holder of Shares Subject to the Offer to comply with the qualification requirements established herein and, consequently, its exclusion from the Offer.

3.7.	The Shareholder that does not timely deliver all documents requested by their respective Brokerage Firms to qualify for the Auction or does not proceed in a timely manner for the deposit of Shares to be sold in the Offer to the Central Depository of B3, in accordance with the provisions herein, will not be able to participate in the Auction. In any event, B3 shall not be held liable for the verification of the documents presented by the holder of Shares Subject to the Offer for qualification for the Auction.

3.8.	Qualified Shareholder: A Shareholder that qualifies to participate in the Auction under the terms of item 3.1 above is hereinafter referred to as “Qualified Shareholder”.

3.9.	Representations of the Qualified Shareholders: The holders of Shares Subject to the Offer qualified to participate in the Offer in accordance with the procedures described in this Notice, represents and warrants to the Offeror that (i) they are the beneficial owners of the Shares Subject to the Offer, (ii) they are capable and permitted under the laws of their jurisdictions of residence and domicile to participate in this Offer and transfer their Shares pursuant to the terms and conditions set herein, and (iii) the Shares to be sold in the Offer are free and clear of any liens, security, preference, priority, usufruct or other forms of encumbrances that prevent the immediate exercise by the Offeror of its ownership, and declare the full compliance with the rules for trading shares in the BOVESPA Segment Operational Regulation (Regulamento de Operações do Segmento Bovespa).

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3.10.	Acceptance: The acceptance of the Offer will be carried out by the respective Brokerage Firms, on behalf of each Qualified Shareholder that wishes to accept the Offer, upon registration of the sale offer in the Auction.

3.11.	Holders of ADSs. A Holder of ADSs may participate in the Offer by surrendering its ADSs, withdrawing the common shares underlying the ADSs from the ADS program and participating directly in the Offer as a holder of common shares.

If a holder of ADSs wishes to participate in the Offer in this manner, that ADS holder must first: (1) surrender to Citibank, N.A., as ADS depositary, at 388 Greenwich Street, New York, New York 10013, U.S.A., the ADSs that represent common shares that it wishes to tender; (2) pay a fee to the ADS depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the common shares from the ADS program.

If an ADS holder surrenders ADSs and receives the common shares underlying the ADSs, the common shares so received will need to be registered at the Central Depositary B3 and the holder will need to obtain its own foreign investor registration under Resolution 4,373. After the holder appoints a Brazilian representative for purposes of Resolution 4,373, the holder must make arrangements for that representative to tender the common shares on its behalf in the same manner as any other direct holder of common shares registered at B3’s Chamber of Compensation and Settlement of B3. The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate timely in the Offer on its behalf in the manner described in this Notice.

Tendering the common shares underlying the ADSs and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the Auction. However, withdrawal of the common shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above. In addition, upon a redeposit of common shares into the Company’s ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the ADS depositary.

4.	AUCTION AND OFFER SETTLEMENT

4.1.	Date and Place of the Auction: The Auction at B3 will occur on [●], 2017 (“Auction Date”), at 3:00 p.m. (Brasília time), at the electronic trading system of B3 (Bovespa segment). [Souza Cescon: Information to be set after the CVM’s greenlight]

4.1.1.	Rules of the B3: The Auction will comply with the rules of B3 and holders of Shares Subject to the Offer that wish to accept the Offer and sell their Shares on the Auction must meet the requirements for trading shares contained in the rules of B3. Updates and results of the Auction may be obtained through the dissemination mechanisms of B3 (market-data), under the code “CPFE3L”.

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4.2.	Interference in the Auction and Competing Offer: Interference by third parties willing to acquire the total number of Shares Subject to the Offer will be permitted, as long as the first interference is launched with a price at least five percent (5%) higher than the one to be paid for each Share Subject to the Offer and as long as the third party interested in interfering discloses its intention to the market ten (10) days prior to the interference, in accordance with article 12, §4th, of CVM Instruction 361. Any party interested in competing under a competing public tender offer must comply with the rules applicable to competing offers, as provided for in CVM Instruction 361. Once the competing offer is launched, or the intent to interfere in the Auction is disclosed, the Offeror and/or the interested third party may increase the price of their respective offers in any amount and as many times as they deem convenient under the terms of this item 4.2, including during the Auction itself according to articles 5, 12 and 13 of CVM Instruction 361.

4.3.	Brokerage Firms Procedures: By 1:00 p.m. on the Auction Date, the Brokerage Firms representing the Qualified Shareholders must register the sale offers in the electronic trading system of B3 (Bovespa segment) and transfer such Shares Subject to the Offer: (i) if the Qualified Shareholders are holders of outstanding Shares, to the portfolio 7105-6, maintained with the Central Depository of B3 for such purpose; and (ii) if the Qualified Shareholders are not the holders of the outstanding Shares (i.e, Company’s management and related parties to the Offeror), to the portfolio 7105-6, maintained with the Central Depository of B3. In case the Shares Subject to the Offer are not deposited in one of the accounts mentioned above, the sales offers will be cancelled by B3 prior to the beginning of the Auction.

4.3.1	Brokerage Firms shall register sale offers directly in the electronic trading system of B3 (Bovespa segment), including in such system the number of Shares Subject to the Offer held by the Qualified Shareholders in the same manner in which they were allocated by each Qualified Shareholder, using the code CPFE3L for the Offer. The Qualified Shareholders may register sale offers with more than one Brokerage Firm.

4.4.	Confirmation of the Offers: Until 01:00 p.m. (Brasília time) on the Auction Date, the Brokerage Firms representing the Qualified Shareholders may register, cancel or reduce the offers registered through the Electronic Trading System of the BOVESPA. After 01:00 p.m. (Brasília time) on the Auction Date and up to the commencement of the Auction only the cancellation or reduction of the offers will be permitted. Once the Auction has started, all sale orders that have not been cancelled or reduced will be deemed irrevocable and irreversible, being the Qualified Investors allowed solely to reduce their asking price.

4.5.

Financial Settlement of the Offer: The financial settlement of the Offer will be made in cash, three (3) business days after the Auction Date (the third business day after the Auction Date shall be referred to as “Settlement Date”), that is, [●] [●], 2017, through the

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payment of the Purchase Price, adjusted in accordance with Section 2 above, in consideration for the transfer of the Shares Subject to the Offer to the Offeror, considering that, in any case, any and all Shares Subject to the Offer tendered in the Offer will remain blocked in the Central Depository of B3 for the purposes of this Offer until the conclusion of the settlement. [Souza Cescon: Information to be set after the CVM’s greenlight]

4.6.	Authorization for Custodian Agent: The Qualified Shareholder that accepts the Offer will be the sole responsible for taking reasonable measures to ensure that his/her/its custodian agent at Central Depository of B3 authorizes the transfer of Shares to the settlement of the Offer by the 2nd (second) day after the Auction Date. The failure, by the custodian agent, to authorize the delivery of Shares to B3 within such period will prevent the settlement of the transfer of the Shares sold by such Qualified Shareholder, and any costs or liens resulting from such failure shall be fully borne by such Qualified Shareholder.

4.7.	Form of Settlement: The financial settlement of the Offer will be conducted in accordance with the rules established by B3, specially the rules set forth in Chapter VII – Gross Settlement, of the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and of the Central Depositary B3. The Central Depository of Assets (Câmara de Ações) will not act as the central counterparty guarantor of the Auction, acting only as facilitator of the settlement of the Auction within the Offer, including the receipt of the Shares Subject to the Offer held by the Qualified Shareholders.

4.8.	Costs, Brokerage Commission and Fees: The costs, fees and emoluments of B3 and clearing fees of the Central Depository of B3 regarding the acquisition of the Shares Subject to the Offer will be paid by the Offeror, and those applicable to the sale of the Shares Subject to the Offer will be borne by the respective seller Qualified Shareholders. The expenses for holding the Auction, such as emoluments and other fees established by B3 and/or by the Central Depository of B3, will comply with the current pricing tables and the remaining legal provisions in effect on the Auction Date.

4.9.	Guarantee of Financial Settlement of the Offer: Pursuant to the terms of the Private Agreement for the Rendering of Intermediation and Brokerage Services Agreement in Relation to the Public Offering for the Acquisition of Common Shares issued by CPFL Energia S.A., entered into by and among the Offeror and the Intermediary Institutions, having Santander Corretora de Câmbio e Valores Mobiliários S.A. as intervening party (“Intermediation Agreement”), Santander, directly or by means of any of its affiliates, as leading intermediary institution, individually and not jointly or severally with BofA Merrill Lynch, shall guarantee the financial settlement of the Offer.

4.9.1.	Change in the Purchase Price: Subject to the provisions of item 1.9 of this Notice, in case the Offeror decides, on the Auction Date, to increase the Purchase Price, Santander undertakes to guarantee the financial settlement of the Offer by the new Purchase Price stipulated by the Offeror, notwithstanding the guarantee of financial settlement mechanisms and observing the procedures set forth in the Intermediation Agreement.

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5.	INFORMATION ON THE COMPANY

5.1	Headquarters: CPFL is a public corporation with headquarters in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, nº 1.510, 14th floor, conj. 02, enrolled with the CNPJ/MF under No. 02.429.144/0001-93, with its corporate acts registered with the São Paulo Board of Trade under NIRE nº 35.300.186.133.

5.2.	Corporate Purpose: CPFL’s corporate purpose mainly consists of the following activities: (i) fostering and operating of enterprises in the electricity generation, distribution, transmission and sale industry and related activities in Brazil; (ii) providing services related to electricity, telecommunications and data transmission transactions, as well as render technical, operating, administrative and financial support services, especially to affiliated or subsidiary companies; and (iii) holding interest in the capital of other companies, or in associations, engaged in activities similar to the ones performed by the Company, especially companies having the purpose of fostering, building, setting up and developing projects for the generation, distribution, transmission and sale of electricity and related services.

5.3.	Company’s History and Development of Activities: According to the Company’s Formulário de Referência made available at CVM’s website on July 31, 2017 (version 4.0), CPFL was incorporated on March 20, 1998 as Draft II Participações S.A. having its name changed to CPFL Energia S.A. on June 28, 2002. On August 2002, by means of a corporate restructure in which the controlling shareholders of Companhia Paulista de Força e Luz (“CPFL Paulista”) and of CPFL Geração de Energia SA (“CPFL Geração”) transferred their direct equity interest to CPFL, which, with the purpose of consolidating the generation and distribution assets of its economic group, was transformed into a holding company. CPFL went public on September 2004, by means of a public offering of newly issued shares and the sale of shares of the controlling shareholders. Simultaneously, CPFL made an international public offering of shares, in the form of ADSs, listed on the New York Stock Exchange. Since its incorporation, CPFL acquired and incorporated more than 20 companies in the industry. In addition to the interest held in other companies of the same industry, CPFL, through its subsidiaries, distributes, sells, generates and render services in the electric industry in its concession areas.

5.4.	Capital Stock: According to the Company’s Formulário de Referência made available at CVM’s website on July 31, 2017 (version 4.0), CPFL’s subscribed and paid-up capital stock was R$5,741,284,174.75, divided into 1,017,914,746 common, nominative, book-entry shares with no par value.

5.5.	Shareholding Composition: According to the Company’s Formulário de Referência made available at CVM’s website on July 31, 2017 (version 4.0), CPFL’s shareholding composition and corporate capital distribution are the following:

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	No. of Common Shares	%

Offeror
State Grid Brazil Power Participações S.A.	322,078,613	31,64

Related to the Offeror
ESC Energia S.A.	234,086,204	23.00.

Management
Management	23,516	0.00

Relevant Shareholders
BNDES Participações S.A.	68,592,097	6.74
Brumado Holdings Ltda.	36,497,075	3.59
Antares Holdings Ltda.	16,967,165	1.67
Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI	98,589,229	9.69

Other Shareholders
Other shareholders	241,080,847	23.68
Treasury Shares	—	—

TOTAL	1,017,914,746	100.00

* Includes the 234,086,204 shares owned directly by ESC, a wholly-owned direct subsidiary of State Grid Brazil Power Participações S.A.

5.6.	Selected Financial Data of CPFL:

R$ in thousands, except if otherwise indicated	December 31st, 2015	December 31st, 2016	2nd quarter, 2017
Paid-in capital stock	5,348,312	5,741,284	5,741,284
Net equity	10,130,138	10,372,668	10,710,506
Net equity of controlling shareholders	7,674,196	7,970,021	8,351,560
Net revenue	20,599,212	19,112,089	5,962,549
EBITDA	4,143,356	4,125,766	1,027,277
Operating income before finance income (EBIT)	2,862,318	2,834,022	645,891
Income before income tax and social contribution	1,454,454	1,380,547	227,724
Net profit	875,277	879,057	123,172

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Net Profit attributable to controlling shareholders	864,940	900,885	143,475
Total liabilities + Net equity	40,532,471	42,170,992	41,627,097
Current liabilities	9,524,873	9,018,493	11,222,464
Noncurrent liabilities	20,877,460	22,779,831	19,694,127
Treasury shares	0	0	0
Earning per share¹	0.87	0.89	0.14
Per share equity value¹	7.73	7.83	8.20
Total liabilities / Net equity (%)	300.12%	306.56%	288.66%
Net profit / Net equity (%)	8.64%	8.47%	1.15%
Net profit / Net revenue (%)	4.25%	4.60%	2.07%
Net profit / Paid-in capital (%)	16.37%	15.31%	2.15%

1.	Figures refer to the parent company

Source: Public Financial Statements submitted to CVM and B3

Liquidity ratios	December 31st, 2015	December 31st, 2016	2nd quarter, 2017
Working capital	2,983,779	2.360.695	(1,083,817)
Current liquidity ratio	1.31	1.26	0.90

Source: Public Financial Statements submitted to CVM and B3

Debt ratios	December 31st, 2015	December 31st, 2016	2nd quarter, 2017
Indebtedness ratio	0.75	0.75	0.74
Net debt / EBITDA LTM	3.33	3.68	3.64

Source: Public Financial Statements submitted to CVM and B3

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Profitability ratios	December 31st, 2015	December 31st, 2016	2nd quarter, 2017
EBIT margin (%)	13.9%	14.8%	10.8%
EBITDA margin (%)	20.1%	21.6%	17.2%
Net margin (%)	4.2%	4.6%	2.1%
Return on assets (%)	2.2%	2.1%	0.3%
Return on equity (%)	8.6%	8.5%	1.2%
Earning per share¹ (R$ per share)	0.87	0.89	0.14
Price² / earning per share¹ ratio	20.37	23.66	N.A.

1.	Figures refer to the parent company
2.	Considers the average share price of the period

Source: Public Financial Statements submitted to CVM and B3

5.7.	Historical Information on Trading of Shares:

Month	Number of Shares Negotiated (Million)	Volume (R$ Million)	Minimum Price (R$ per share)	Maximum Price (R$ per share)	Average Price (R$ per share)	Closing Price (R$ per share)	Average Market Capitalization (R$ Million)
August 2016	29.0	663.8	22.25	23.60	22.89	23.25	23,333
September 2016	36.4	876.8	23.30	24.55	24.06	24.19	24,481
October 2016	32.1	776.0	24.05	24.40	24.20	24.22	24,661
November 2016	53.4	1,281.5	23.04	24.72	24.01	24.66	24,583
December 2016	37.4	926.6	24.09	25.34	24.78	25.21	25,318
January 2017	26.5	669.7	25.00	25.44	25.27	25.33	25,727
February 2017	18.7	475.8	25.30	25.60	25.44	25.54	25,913
March 2017	39.7	1,017.2	25.41	25.88	25.60	25.77	26,081
April 2017	25.0	645.8	25.66	26.00	25.83	26.00	26,293
May 2017	45.5	1,186.3	25.70	26.38	26.06	26.29	26,546
June 2017	28.6	752.7	26.21	26.60	26.33	26.51	26,821
July 2017	23.3	620.7	26.40	26.86	26.66	26.86	27,173
August 2017	[●]	[●]	[●]	[●]	[●]	[●]	[●]

Source: B3 and Bloomberg

[Note: The historical information of August 2017 is not available yet]

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5.7.1	According to the values presented on the table above, the average weighted price (average monthly price weighted by the respective monthly trading volume) of the common Shares of CPFL on B3 over the past twelve (12) months was R$25.01 per Share, and the current equity value per Share in December 31, 2016, was R$7.83.

5.8.	Historical Information on Dividends: According to the Company’s Formulário de Referência made available at CVM’s website on July 31, 2017 (version 4.0), for the three (3) fiscal years ended December 31, 2015, 2014 and 2013, respectively, the Company distributed dividends to its shareholders established in the Company’s bylaws (twenty five percent (25%) of the Company’s adjusted net income), as described in the tables below.

5.8.1.	Dividend payments to shareholders in Brazil*

Reference Date – Brazil	Payment Date – Brazil	Price per Share (R$)	Type of Proceeds
01/05/2017	01/20/2017	0.217876793	Dividend
04/29/2016	07/01/2016	0.206868475	Dividend
09/04/2014	10/01/2014	0.438746730	Dividend
04/29/2014	05/08/2014	0.590062200	Dividend
08/22/2013	10/01/2013	0.377282126	Dividend
04/19/2013	04/30/2013	0.473778718	Dividend

5.8.2.	Dividend payments to ADR holders, in United States of America*

Reference Date – U.S.	Payment Date – U.S.	Price per ADR (US$)	Type of Proceeds
01/05/2017	01/27/2017	0.116322	Dividend
04/29/2016	07/08/2016	0.108131	Dividend
09/09/2014	10/01/2014	0.3434	Dividend
05/02/2014	05/16/2014	0.5232	Dividend
08/27/2013	10/08/2013	0.3301	Dividend
04/24/2013	05/07/2013	0.4621	Dividend

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5.9.	Rights of Shares: The Company’s Shares grant to their holders the same rights, advantages and restrictions granted to holders of common shares issued by the Company, pursuant to the Company’s bylaws, Law 6,404 and the Novo Mercado Rules, which include the following: (i) each Share entitles its holder one vote in the resolutions of the Shareholders’ Meetings; (ii) the Shares will be entitled to the mandatory minimum dividend, in each fiscal year, equivalent to 25% of the net income, adjusted pursuant to article 202 of Law 6,404; (iii) in the event of liquidation of the Company, the right to receive payments related to the remaining capital stock, in proportion to its interest in the Company; (iv) inspection of the Company’s management, in accordance with the terms set forth by Law 6,404; (v) preemptive rights in the subscription of new shares, as provided by Law 6,404; (vi) the right to dispose of the common shares in the event of the sale of control of the Company, directly or indirectly, either through a single operation or through successive operations, observing the conditions and terms established in current legislation and in the Novo Mercado Rules, in order to ensure equal treatment in comparison to the controlling shareholder (tag along), pursuant to article 34 of the Company’s bylaws; and (vii) the right to dispose of the common shares in a public tender offer to be made by the controlling shareholder, in case of cancellation of the publicly-held company registry or delisting of the shares in the Novo Mercado, for its economic value, by means of an appraisal report prepared by a specialized company with proven experience and independent from the Company, its management and its controlling shareholder, as well as their power of decision, pursuant to articles 38 and 40 of the Company’s bylaws.

5.10.	Publicly Held Company Registration: The registration of the Company as issuer of securities under class “A” was granted by CVM on May 18, 2000, under No. 18660, and is updated as of the present date, according to article 21 of Law 6.385.

5.11.	Execution of Agreements: the Offeror or its related parties have not entered into any agreements, pre-agreements, options, letters of intent or any other kind of similar agreement, in the last six months, with the Company, its managers or shareholders holding more than 5% of the Shares Subject to the Offer or with any other related parties to such parties.

6.	REPRESENTATIONS AND INFORMATION OF THE OFFEROR AND THE INTERMEDIARY INSTITUTIONS

6.1.	Offeror’s Representations: Subject to the provisions of chapter 7 of this Notice, the Offeror hereby represents that: [Note: representations to be confirmed by the Offeror upon publication]

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6.1.1.	it has not acquired shares issued by the Company in the six (6) months preceding the Company’s transfer of control, according to the provisions of article 35, item (ii) of the Company’s by-laws.

6.1.2.	it is not aware of any facts or circumstances not revealed to the public that might have a material influence on the Company’s results or market quotation and prices of the shares issued by the Company.

6.1.3.	on the date of this Notice, it owns, directly and indirectly through ESC, 556,164,817 common shares issued by the Company, and neither the Offeror nor its related parties own any other securities issued by the Company.

6.1.4.	except for the Transaction, the Offeror and its related parties are not parties to or beneficiaries of, on the date of publication of this Notice, any agreements, pre-agreements, options, letters of intent or any other legal acts providing for the purchase or sale of securities issued by the Company.

6.1.5.	the Offeror and its related parties are not parties, on the date of publication of this Notice, to any loan transaction, as borrowers or creditors, related to the securities issued by the Company.

6.1.6.	the Offeror and its related parties are not exposed, on the date of publication of this Notice, to any derivatives referenced in the securities issued by the Company.

6.1.7.	on the date of this Notice, the Offeror does not foresee the occurrence of any event that may impose a new mandatory public tender offer for the Shares issued by the Company or that would give effect to withdrawal rights within one (1) year from the Auction Date,

6.1.8.	the Offeror is liable for the veracity, quality and sufficiency of the information provided by the Offeror to the CVM and to the market, as well as for any potential losses incurred by the Company, by its shareholders and any third party, for negligence and willful misconduct, arising from fraud, inaccuracy or omission related to such information, according to article 7, §1st, of the CVM Instruction 361.

6.1.9.	except for the Transaction, there was no private negotiation of Shares between the Offeror, or any related party, and third parties on the twelve (12) months prior to the date of publication of this Notice.

6.2.	Intermediary Institutions’ Representations: Each of the Intermediary Institutions, individually and without solidarity, hereby represents that:

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6.2.1.	it is not aware of any material facts or circumstances not revealed to the public that might have a material influence on the Company’s results or market quotation and prices of the shares issued by the Company;

6.2.2.	on [●], 2017, each of the Intermediary Institutions, their respective controlling shareholders and related parties, on the date of publication of this Notice, (i) did not own any securities issued by the Company, (ii) did not own any securities issued by the Company granted or taken as loan, (iii) did not own any derivatives referenced in securities issued by the Company, and (iv) were not party to or beneficiary of any agreements, pre-agreements, options, letters of intent or any legal acts providing for the acquisition or sale of securities issued by the Company; and

6.2.3.	has taken all the necessary precautions and acted with high standards of diligence to assure that the information provided by the Offeror is true, consistent, correct and sufficient, being responsible for the omission in its duty, and verifying the sufficiency and quality of the information provided to the market during the whole procedure of the Offer, necessary for the Company’s shareholders reaching a decision, including periodic and eventual information due by the Company, and the ones provided in this Notice, pursuant to article 7, §2nd, of the CVM Instruction 361.

6.3.	Relationship between the Offeror and the Intermediary Institutions:

6.3.1.	Banco Santander (Brasil) S.A.: As of the date of this Notice, in addition to the relationship resulting from the Offer, the Intermediation Agreement and other documents related to the Offer, Santander has entered into, with State Grid, its affiliated or subsidiary companies, financial and credit operations regarding general commercial and financial banking activities. From time to time, Santander and/or other companies from its economic group will render services to the Offeror and its subsidiary and/or companies belonging to its economic group, including consultation services on financial transactions related to (i) acquisitions, (ii) capital markets, and (iii) debt and financing, by which Santander and/or companies from its economic group were or will be paid. There is no conflict of interest between the Offeror, the State Grid Group and Santander that may limit Santander’s necessary autonomy in the exercise of its role as an Intermediary Institution of the Offer.

6.3.2.

Bank of America Merrill Lynch Banco Múltiplo S.A.: As of the date of this Notice, in addition to the relationship in connection with the Offer, the Offeror does not maintain a relevant business relationship with BofA Merrill Lynch and/or companies of its economic group. The Offeror may engage BofA Merrill Lynch and/or companies of its economic group in the future for rendering general financial banking services, including, but not limited to, financial advisory for mergers and acquisitions, coordination of local and foreign capital markets transactions, credit transactions, intermediation and negotiation of

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securities, market maker services, execution of derivatives agreement or any other financial services necessary to the conduct of its business. The Offeror represents that there is no conflict of interest with BofA Merrill Lynch acting as intermediary institution of the Offer.

6.3.3.	The Offeror may, in the future, engage the Intermediary Institutions or companies of their economic group for the implementation of usual financial transactions, including, among others, investments, securities issuances, investment banking services, market maker, credit, financial advice or any other financial transaction necessary to its activities. There is no conflict of interest between the Offeror, the Company and the Intermediary Institutions that may limit the necessary autonomy of the Intermediary Institutions in the exercise of their roles under the Offer.

6.4.	Information on the Offeror:

6.4.1.	Headquarters: The Offeror is a privately held company duly incorporated and validly existing under the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Paulista, nº 726, conj. 1207, room 04.

6.4.2.	Business Purpose: The Offeror’s business purpose is holding interests in other companies, local or foreign, as shareholder/quotaholder or in any other way.

6.4.3.	Historical Information of State Grid Brazil and Activity Development: State Grid Brazil was incorporated on August 22, 2016. State Grid Brazil is a subsidiary of State Grid, which is a subsidiary of State Grid Corporation of China (“SGCC”). SGCC is the second largest company in the world (gross revenue criteria), according to Fortune magazine, and provides electricity to 88% of China. State Grid has been actively investing in the Brazilian electric market, having acquired a total of 14 transmission lines that provide electricity to the following Brazilian States: São Paulo and Rio de Janeiro. Additionally, State Grid has been actively participating in concession bids, and has successfully won the concession agreement of Brazil’s Belo Monte Phase 1 and Phase 2 UHV hydroelectric transmission project. As of July 2016, State Grid is one of the leading power transmission companies in Brazil; State Grid operates nearly 10,000 kilometers of power transmission lines and has another round 6,000 kilometers power transmission lines under construction in Brazil.

7.	SUPERVENING OBLIGATIONS OF OFFEROR

7.1.	Supervening Obligations: The Offeror hereby represents that it shall pay to the Qualified Shareholders who accept the Offer the positive difference, if any, between the price per share received by them for the sale of the Shares Subject to the Offer, adjusted by the Selic Rate, calculated on a pro rata temporis basis, from the Settlement Date, and adjusted by changes in the number of shares resulting from any stock split, reverse stock split, share dividends and/or other similar corporate transactions carried out by the Company; and:

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7.1.1.	solely to the extent that an event requiring a mandatory public tender offer (as listed in items I to III of article 2nd of CVM Instruction 361) occurs within one (1) year from the Auction Date, pursuant to article 10, item I, “a” of CVM Instruction 361, the price per share paid or required to be paid in such mandatory tender offer; and

7.1.2.	solely to the extent that a resolution approving an event permitting the exercise of shareholder withdrawal rights occurs within one (1) year from the Auction Date, the amount that would be due to the Shareholders who accepted the Offer if they had instead remained as shareholders of the Company following the Offer and dissented from such resolution.

7.2.	New Offer: In case the Offeror launches a new tender offer after one (1) year from the Auction Date, the shareholders who accept the Offer will not be entitled to receive the positive difference, if any, between the Offer Price and the price per share to be paid within such new offer, pursuant to Article 14 of CVM Instruction 361.

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8.	OTHER INFORMATION

8.1.	Access to the Offer Documents: This Notice and the list of all shareholders of the Company, containing their addresses and amount of shares, are available to anyone at the addresses listed below. According to Annex II, item “(o)” of the CVM Instruction 361, the list of all shareholders, as soon as it is provided by the Company, will only be available upon identification of the interested party and execution of a receipt.

CPFL ENERGIA S.A.

Rua Gomes de Carvalho, nº 1.510, 14th floor, conj. 02

CEP 04547-005 – São Paulo, SP

BANCO SANTANDER (BRASIL) S.A.

Avenida Presidente Juscelino Kubitschek, nº 2.041 and 2.235 (Bloco A), 24th floor

CEP 04543-011 – São Paulo, SP

At.: Mr. Cleomar Parisi Jr.

BANK OF AMERICA MERRILL LYNCH BANCO MÚLTIPLO S.A.:

Avenida Brigadeiro Faria Lima, nº 3.400, 18th floor

CEP 04538-132 - São Paulo, SP,

At.: Mr. Bruno Saraiva

STATE GRID BRAZIL POWER PARTICIPAÇÕES S.A.

Avenida Paulista, nº 726, conj. 1207, room 04

CEP 01310-910 – São Paulo, SP

At.: Mr. Shen Qinjing

STATE GRID INTERNATIONAL DEVELOPMENT LIMITED.

No. 8 Xuanwumennei Street, Xicheng District

100031, Beijing, China

At.: Mr. Wang Xinglei

COMISSÃO DE VALORES MOBILIÁRIOS

Rua Cincinato Braga, nº 340, 2nd floor / Rua Sete de Setembro, nº 111, 2nd floor

CEP 01333-010 – São Paulo, SP / CEP 20159-900 – Rio de Janeiro, RJ

B3 S.A. – BRASIL, BOLSA, BALCÃO

Praça Antonio Prado, nº 48, 2th floor

CEP 01010-901 – São Paulo, SP

•	8.1.1. Electronic Access: In addition to the physical addresses mentioned in item 8.1 above, this Notice shall also be available on the websites below. None of the websites referred to in this Notice is incorporated by reference into this Notice:

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In Portuguese

•	http://cpfl.riweb.com.br/, in such page, click on “Informações aos Investidores”, then click on “Documentos entregues à CVM/SEC”, click on “Comunicados, fatos e avisos, formulários e outros”; and then click on “Oferta Pública” and, click on “Edital”

•	https://www.santander.com.br/br/pessoa-juridica/corporate-finance/ofertas-em-andamento, in such website, in order to access the Form of Notice, click on “CPFL Energia S.A.”, then click on “Download do Edital”;

•	http://www.merrilllynch-brasil.com.br/, in such website, locate the link “CPFL Energia”, in which the Form of Notice will be available;

•	www.cvm.gov.br, in such page, click on “Participantes do Mercado”, then click on “Companhias Abertas”, click on “ITR, DFP, IAN, IPE e outras Informações”, type “CPFL Energia S.A.”, then click on “CPFL Energia S.A.”, click on “OPA – Edital de Oferta Pública de Ações”, and then click on “Edital”; and

•	www.bmfbovespa.com.br, in such page, click on “empresas listadas”, type “CPFL Energia S.A.”, click on “CPFL Energia S.A.”, click on “Informações Relevantes”, then click on “OPA – Edital de Oferta Pública de Ações” and/or on “Dados Econômico-Financeiros”, and then click on “Edital”.

In English (unofficial free translations only)

•	http://cpfl.riweb.com.br/, in such page, click on “Shareholder Information”, then click on “CVM/SEC Filings”, click on “Announcements, facts and notice, forms and others”; and then click on “Tender Offer” and, click on Form of Notice

•	www.sec.gov

8.2.	Offeror’s Obligations: The Offeror’s obligations described in this Notice may be satisfied by another company belonging to its economic group with headquarters in Brazil or abroad. In any event, the Offeror will be liable for those obligations to the shareholders that accept the Offer.

8.3.	Legal Advisors:

Souza, Cescon, Barrieu & Flesch Advogados

Rua Funchal, nº 418, 11th floor / Praia de Botafogo, nº 228, 15th floor, Wing A

CEP 04551-060 – São Paulo, SP / CEP 22250-960 – Rio de Janeiro, RJ

www.souzacescon.com.br

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Veirano Advogados

Av. Presidente Wilson, nº 231, 23rd floor /Av. Brigadeiro Faria Lima, nº 3477, 16 th floor

CEP 20030-021 - Rio de Janeiro, RJ / CEP 04538-133 – São Paulo, SP

www.veirano.com.br

8.4.	Tax Impacts Connected to the Offer: The holders of Shares Subject to the Offer that wish to participate in the Offer must, before their decision to take part in the Offer, consult with their respective legal and tax advisors, for a better understanding about the legal and tax implications of such participation, being certain that the Offeror and the Intermediary Institution do not undertake any responsibility for the legal and tax implications due from such participation that may adversely affect the shareholders/investors.

8.4.1.	Any and all levied taxes on the sale of Shares in the Offer shall be borne exclusively by the Qualified Shareholders tendering their Shares in the Offer, including residents and non-residents in Brazil. The Offeror shall not be liable for any levied taxes on the sale of the Shares in the Offer.

8.5.	Considerations about estimates and forward-looking statements: Certain statements contained herein may constitute estimates of future events. The use of any of the following expressions “believe”, “expects”, “may”, “intends”, “estimates” and similar expressions is intended to identify estimates. Nonetheless, forward-looking statements and estimates may not be identified by such expressions. Particularly, this Notice contains estimates and forward-looking statements related, but not limited to, the procedure to be followed for the completion of the Offer, the deadlines of several steps to be taken in relation to the Offer and the expected actions from the Offeror, the Company and from certain third parties, including brokerage firms, in the context of the Offer. Estimates and forward-looking statements are subject to risks and uncertainties, including, but not limited to, the risk that the parties to the Offer do not promote the necessary requirements for the completion of the Offer. Estimates and forward-looking statements are also based on assumptions that, to the extent considered reasonable by the Offeror, are subject to uncertainties related to business, material economic and competitive aspects. The assumptions of the Offeror contained herein, which may be proven to be incorrect, include, but are not limited to, assumptions that the laws and capital market regulations applicable to the Offer will not be changed prior to the completion of the Offer. Except to the extent required by law, the Offeror does not undertake any obligations to update the estimates and forward-looking statements contained herein.

São Paulo, [month] [day], 2017.

“THE APPROVAL OF THE REQUEST FOR REGISTRATION OF THIS OFFER DOES NOT IMPLY, ON THE PART OF COMISSÃO DE VALORES MOBILIÁRIOS – CVM, A GUARANTEE OF THE VERACITY OF THE FURNISHED INFORMATION, NOR ANY JUDGEMENT REGARDING THE QUALITY OF THE COMPANY OR THE PRICE OFFERED FOR THE SHARES SUBJECT TO THIS OFFER.”

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READ THIS NOTICE CAREFULLY BEFORE ACCEPTING THE OFFER

OFFEROR

STATE GRID BRAZIL POWER PARTICIPAÇÕES S.A.

[Santander’s Logo]	[BofA Merrill Lynch’s Logo]

[ANBIMA’s stamp and text]